EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
LESCO, Inc.:
We consent to the incorporation by reference in the registration statement on Form S-8 of LESCO, Inc., pertaining to the Stock Option Agreement between LESCO, Inc. and Richard F. Doggett, the Stock Option Agreement between LESCO, Inc. and Timothy M. Peterson, and the Stock Option Agreement between LESCO, Inc. and Michael A. Oravec, of our report dated March 11, 2005, with respect to the consolidated balance sheet of LESCO, Inc. as of December 31, 2004, and the related consolidated statements of operations, stockholders’ equity, and cash flows for the year ended December 31, 2004, and all related financial statement schedules, which report appears in the December 31, 2004, annual report on Form 10-K of LESCO, Inc.; and, of our report dated April 15, 2005, with respect to management’s assessment of the effectiveness of internal controls over financial reporting as of December 31, 2004, which report appears in the December 31, 2004 annual report on Form 10-K/A of LESCO, Inc.
/s/ KPMG LLP
Cleveland, Ohio
August 26, 2005